EXHIBIT 23.4

Sproule Associates Limited
on behalf of Sproule Associates Inc.
900, 140 Fourth Ave SW;
Calgary, AB  T2P 3N3

March 30, 2007

PRB Energy Inc.
1875 Lawrence Street
Suite 450
Denver, CO  80202

Re: Consent of Independent Engineers

Gentlemen:

In connection with the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, (the “Annual Report”) of PRB Energy Inc. (the “Company”), we hereby consent to (i) the use of the reference to our “ Reserve and Economic Evaluation of Powder River Basin, Wyoming Assets of PRB Transportation, Inc. Effective January 1, 2006” (the “Report”), under the captions of “Reserves” in Item 2 of the Annual Report, under the caption “Working Capital Cash Flow” in Item 7 of the Annual Report, and under the caption “Oil and Gas Reserve Quantities (Unaudited)” in Footnote 13 within Item 15 of the Annual Report; and (ii) the use of a reference to the name Sproule Associates Limited, the parent company of Sproule Associates Inc., which is the independent petroleum engineering firm that prepared the Report under such items; provided, however, that since the cash-flow calculation in the Annual Report include estimated income taxes not included in the Report, we are unable to verify the accuracy of the cash-flow values in the Annual Report.

Sincerely,

/s/ R. Keith MacLeod
R. Keith MacLeod, P. Eng.
Executive Vice-President